Exhibit 4.13

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (this "Agreement") is made as of the 11th day of December,  2012, by and among Elbit Vision Systems Ltd., a company organized and existing under the laws of the State of Israel (the "Company"), and [insert name] a company organized under the laws of the State of Israel, with registered address at [•], Israel or any affiliate or subsidiary thereof (the "Lender").

WHEREAS, the Company seeks to raise funds for its activities and the Lender wishes to invest in the Company; and

Now, therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	Loan

1.1.	The Lender shall lend to the Company an aggregate amount of three hundred thousand U.S. Dollars (US$300,000), (the "Loan").

1.2.	The Lender shall transfer the Loan by wire transfer to the Company's bank account on the date hereof.

2.	Conversion

2.1.
The Loan may be converted (in whole or in part), at the sole discretion of the Lender by providing a written notice to the Company at any time until the date falling six months from the date hereof (the “Conversion Deadline”), into ordinary shares of the Company (“Ordinary Shares”) at a price of $0.095 per Ordinary Share (the “Conversion Price”).

2.2.
Upon conversion of the Loan or any part thereof, any Interest (as defined below) accrued on the Loan or in case of partial conversion on the converted portion of the Loan prior to the date of conversion shall be repaid to the Lender in full, in cash.

2.3.
The principal of the Loan shall be deemed fully repaid upon its conversion, or in case of partial conversion such converted portion shall be deemed fully repaid upon the conversion of such portion, all subject to the full repayment of the interest accrued on the Loan (or the converted portion thereof) pursuant to clause 2.2 above.

2.4.	Any part of the Loan not converted shall continue to accrue Interest until such portion of the Loan and the Interest accrued thereon has been fully repaid to the Lender.

3.	Repayment

3.1.
If not converted (in whole or in part) by the Conversion Deadline, the Loan (or any unconverted part thereof) plus interest at LIBOR per annum (as published in the Wall Street Journal on the date hereof) (the “Interest”), accruing from the date hereof, shall be repaid in equal monthly installments on the first business day of each month over the 12 month period following the Conversion Deadline.

3.2.
If the Company fails to pay any amount payable by it under this Agreement, it must, within 14 days (the “Grace Period”), after receipt of written demand by the Lender, pay such amount. If such amount remains unpaid, on the first day following the Grace Period, then interest, as described under Section 3.3 below, on the overdue amount from its due date up to the date of actual payment, shall be payable.

3.3.
Interest, if applicable under section 3.2 above, on an overdue amount is payable at a rate of eight per cent per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan, in the currency of the overdue amount.

4.	Adjustment for Share Splits and Combinations

If the Company, at any time or from time to time, effects a subdivision (by any stock split, stock dividend, recapitalization or otherwise), of one or more classes of the outstanding shares of the Company, the number of Ordinary Shares granted to the Lender upon conversion of the Loan immediately before the subdivision shall be proportionally increased. Conversely, if the Company, at any time or from time to time, combines the outstanding shares of the Company, the number of Ordinary Shares granted to the Lender upon conversion of the Loan immediately before the combination shall be proportionally decreased. The number of Ordinary Shares granted to the Lender shall also be adjusted proportionately in the event that the Company pays a share dividend or dividend of any other security that is convertible into shares of the Company.

In the event that the Company pays a cash dividend to its shareholders, the Conversion Price will be adjusted as set forth below:

Where:

CP0	= the Conversion Price in effect immediately before the open of business on the ex-dividend date for the cash dividend.

CP1	= the Conversion Price in effect immediately after the open of business on the ex-dividend date.

SP0	= the Company’s last reported sale price on the trading day immediately preceding the ex-dividend date.

C	= the amount per share of cash dividend

In the event the Company intends to issue shares (or any convertible security) at a price below the Conversion Price (the "Offered Shares"), prior to the Conversion Deadline, the Company shall first deliver written notice of its intention to do so to the Lender, specifying (i) the number of Offered Shares; and (ii) the proposed consideration per share. The Lender shall then have the option, exercisable for a period of thirty days from the date of delivery of such written notice by the Company, to purchase all or part of the Offered Shares, for the same consideration per share and on the same terms and conditions set forth in the written notice.

5.	Events of Default and Repayment

Upon the occurrence of any of the following events prior to the Conversion Deadline, unless the Loan is converted earlier pursuant to this Agreement, along with (except for in the cases of (a) through (f) below) provision of written notice by the Lender to the Company demanding repayment the entire outstanding Loan, along with all interest accrued thereon, shall be immediately due and payable in cash: (a) any suspension of payments, a moratorium or a compromise, assignment or similar arrangement with any of its creditors; (b) the commencement by the Company of any liquidation or dissolution proceedings, or the adoption by the Company of a winding up resolution, or the calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with such creditors an order of any court or governmental body is made for any of the foregoing; (c) any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration dissolution or reorganisation, and such petition or filing is not either (x) being contested in good faith, or (y) manifestly frivolous or vexatious; and, in either case, is withdrawn, discharged or struck out within 75 days; (d) the execution by the Company of a general assignment for the benefit of creditors; (e) the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the bankruptcy ordinance or any other law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more; (f) the appointment of a receiver, liquidator or trustee to take possession or otherwise in respect of all or substantially all of the property or assets of the Company, which receiver or liquidator is not removed within ninety (90) days from appointment; (g) any representation or warranty made by the Company in the Securities Purchase Agreement by and between the Company and the Lender, dated December 11, 2012 (the “SPA”) or in any document delivered by or on behalf of the Company under the SPA is incorrect or misleading in any material respect when made or, if relevant, when deemed to be repeated; (h) the Company does not pay within 14 days of  the due date any amount payable by it and in the manner required of it hereunder; (i) the Company ceases to carry on its business; (j) any person or group of persons acting in concert gains Control of the Company; or (k) a takeover offer, tender offer, exchange offer or other event that is effected by any entity or person and results in such entity or person gaining (x) Control over the Company or (y) more than 90 per cent of the issued share capital of the Company. “Control” shall mean as defined in the Israeli Securities Law, 1968.

6.	Reservation of Shares

The Company shall, so long as any part of the Loan is outstanding, reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Loan (or any outstanding part thereof), 100% of the number of Ordinary Shares as shall from time to time be necessary to effect the conversion of the Loan.

7.	Legends

The Lender understands and acknowledges that upon the issuance of the Ordinary Shares upon conversion of this Loan, and until no longer required under the 1933 Act or applicable state securities laws, the certificates representing such shares will bear the legend set forth in section 2(i) of the SPA.

8.	Miscellaneous

8.1.
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding the rules pertaining to conflicts of law. Any disputes arising under or in relation to this Agreement shall be resolved exclusively by the competent courts of Tel Aviv, Israel.

8.2.
Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Subject to compliance with any applicable securities laws, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Company without the prior consent in writing of the Lender.

8.3.
This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. The recitals hereto constitutes an integral part hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of both the Company and the Lender.

8.4.	Whenever notice is required to be given hereunder, such notice shall be given in accordance with Section 7(f) of the SPA.

8.5.
No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.6.
If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.7.
This Agreement may be executed in any number of counterparts, each of which, including copies digitally scanned and transmitted electronically, shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have signed this Convertible Loan Agreement in one or more counterparts as of the date first hereinabove set forth

COMPANY	LENDER
Elbit Vision Systems Ltd. Name: ______________ Title: _______________	Avi Gross